          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2005
                                               REGISTRATION FILE NO.: 333-123218
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               JARDEN CORPORATION
               (Exact name of registrant as specified in charter)

           DELAWARE                                             35-1828377
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                            555 THEODORE FREMD AVENUE
                                  RYE, NY 10580
                                 (914) 967-9400

     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               MARTIN E. FRANKLIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               JARDEN CORPORATION
                            555 THEODORE FREMD AVENUE
                                  RYE, NY 10580
                                 (914) 967-9400

       (Name, address, including zip code and telephone number, including area code, of agent for service of process)

                                    COPY TO:

                            ROBERT L. LAWRENCE, ESQ.
                               KANE KESSLER, P.C.
                           1350 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 541-6222

--------------------------------------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act"), other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------

TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM      PROPOSED MAXIMUM
      SECURITIES              AMOUNT TO BE        OFFERING PRICE           AGGREGATE                     AMOUNT OF
   TO BE REGISTERED        REGISTERED (1) (2)      PER SHARE (3)   OFFERING PRICE PER SHARE (3)      REGISTRATION FEE
   ----------------        ------------------      -------------   ----------------------------      ----------------

Common Stock, par value
$0.01 per share               15,628,492           $43.52 (4)           $680,151,971.84                $80,054 (5)
---------------------------------------------------------------------------------------------------------------------

(1)  Represents (i) 714,286 shares of common stock, par value $0.01 per share
     (the "Common Stock"), of the registrant currently held by certain selling stockholders; (ii) an estimated 4,771,938 shares of Common Stock of the registrant issuable upon conversion in full of 128,571 shares of the Series
     B Convertible Participating Preferred Stock, par value $0.01 per share (the
     "Series B Preferred Stock"), of the registrant; (iii) an estimated
     10,142,267 shares of Common Stock issuable upon conversion in full of
     200,000 shares of the Series C Mandatory Convertible Participating
     Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"
     and together with the Series B Preferred Stock, the "Preferred Stock"), of
     the registrant (which number of shares of Common Stock assumes the full conversion into shares of Common Stock of the shares of Series B Preferred
     Stock issuable upon such Series C Preferred Stock conversion); and (iv) any additional shares of Common Stock issuable in connection with certain anti-dilution provisions of such preferred stock. For the purpose of estimating the number of shares of Common Stock to be included in this registration statement upon conversion of the Series B Preferred Stock, the registrant calculated 100% of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. Each share of Series B
     Preferred Stock is convertible into the number of shares of Common Stock obtained by dividing the base liquidation value (which is initially $1,000 and is subject to accretion) (the "Base Liquidation Value") in effect at the time of conversion by the conversion price of $32 (which is subject to adjustment). The registrant has assumed the conversion of all outstanding shares of Series B Preferred Stock at a Base Liquidation Value of $1,187.69
     (which represents the Base Liquidation Value on the fifth anniversary of the initial funding date of the Series B Preferred Stock and the registrant's reasonable estimate of the maximum Base Liquidation Value for such stock) and a conversion price of $32. For the purposes of estimating the number of shares of Common Stock to be included in this registration statement upon conversion of the Series C Preferred Stock, the registrant calculated 100% of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock. The Series C Preferred Stock is
     convertible under certain circumstances into a number of shares of fully paid and non-assessable shares of both (x) Series B Preferred Stock and (y)
     Common Stock. The number of shares of Series B Preferred Stock into which a share of Series C Preferred Stock is convertible is determined by multiplying the base liquidation value (which is initially $1,000 and is subject to accretion) (the "Base Liquidation Value") in effect at the time of conversion by 0.857143 and dividing by $1,000. The number of shares of
     Common Stock into which a share of Series C Preferred Stock is convertible is determined by multiplying the Base Liquidation Value in effect at the time of conversion by 0.142857 and dividing by the mandatory conversion price of $30 (which is subject to adjustment). The registrant has assumed the conversion of all outstanding shares of Series C Preferred Stock at a
     Base Liquidation Value of $1,386.51 (which represents the Base Liquidation
     Value as of the fifth anniversary of the initial funding date for the
     Series C Preferred Stock and the registrant's reasonable estimate of the maximum Base Liquidation Value for such stock).

(2)  Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares of
     Common Stock as may be issued in respect of outstanding Common Stock to the selling stockholders to prevent dilution to such Common stockholders resulting from stock splits, stock dividends, or similar transactions.

(3)  Estimated for purposes of calculating the registration fee.

(4)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low reported sales prices of our common stock on the New York Stock Exchange on March 2, 2005.

(5)  The registration fee of $80,054 was previously paid on March 9, 2005 in connection with the initial filing of this registration statement.

                       -----------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL

THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES
ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS
THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE
SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE
SELLING STOCKHOLDERS ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY
STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 22, 2005.

                                   PROSPECTUS

                               JARDEN CORPORATION

                       15,628,492 SHARES OF COMMON STOCK,
                            PAR VALUE $0.01 PER SHARE

                                 ---------------

     This prospectus relates to an aggregate of 15,628,492 shares of common stock, par value $0.01 per share, of Jarden Corporation that may be offered for sale by the persons named in this prospectus under the caption "Selling
Stockholders" who currently own such shares and who may acquire additional shares upon conversion of our Series B Convertible Participating Preferred
Stock, par value $0.01 per share, or Series B Preferred Stock, and Series C
Mandatory Convertible Participating Preferred Stock, par value $0.01 per share, or Series C Preferred Stock.

     Assuming full conversion into shares of our common stock of the Series B
Preferred Stock and Series C Preferred Stock held by the selling stockholders as of the date hereof, the selling stockholders would be entitled to receive approximately 10.6 million shares of our common stock in addition to the 714,286 shares of currently outstanding common stock held by the selling stockholders as of the date hereof. See section entitled "Selling Stockholders" of this prospectus for an explanation of the assumptions used in calculating the number of shares of common stock issuable upon conversion of the Series B Preferred
Stock and Series C Preferred Stock.

     We will not receive any of the proceeds from the offer and sale of such shares of common stock. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our common stock.

     The shares of common stock may be offered for sale from time to time by each selling stockholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares of common stock will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares of common stock by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders.

     Our common stock trades on the New York Stock Exchange under the symbol
"JAH." On April 21, 2005, the last reported sale price of our shares on the New
York Stock Exchange was $46.84 per share.

                                 ---------------

     PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 3 AND IN ANY PROSPECTUS
SUPPLEMENT FOR A DESCRIPTION OF THE RISKS YOU SHOULD CONSIDER WHEN EVALUATING
THIS INVESTMENT.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

               The date of this prospectus is __________ __, 2005.

     You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Jarden," "we" or "us" refer to Jarden Corporation.

                                TABLE OF CONTENTS

                                       i

                               PROSPECTUS SUMMARY

     This prospectus contains forward- looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward- looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

     This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, as well as the financial statements and other information incorporated by reference into this prospectus under "Where You Can Find More Information," before making an investment decision.

THE COMPANY

     We are a global provider of a diversified array of branded consumer products marketed under well-known brand names including Ball(R), Bee(R),
Bicycle(R), Campingaz(R), Coleman(R), Crawford(R), Diamond(R), First Alert(R),
FoodSaver(R), Forster(R), Health o metEr(R), Hoyle(R), Kerr(R), Lehigh(R),
Leslie-Locke(R), Loew-Cornell(R), Mr. Coffee(R), Oster(R), Sunbeam(R) and
VillaWare(R). Jarden operates through four businEss segments: Branded
Consumables, Consumer Solutions, Outdoor Solutions and Other. Headquartered in
Rye, New York, Jarden has approximately 9,200 employees worldwide.

     The mailing address and telephone number of our principal executive offices are 555 Theodore Fremd Avenue, Rye, New York 10580 and (914) 967-9400. Our
website is www.jarden.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

THE OFFERING

     The offering relates to the disposition of up to an aggregate of 15,628,492 shares of common stock, par value $0.01 per share, by certain selling stockholders. On January 24, 2005, these selling stockholders acquired from us
714,286 shares of our common stock, 128,571 shares of our Series B Convertible
Participating Preferred Stock, par value $0.01 per share ("Series B Preferred
Stock"), and 200,000 shares of our Series C Mandatory Convertible Participating
Preferred Stock, par value $0.01 per share ("Series C Preferred Stock" and together with the Series B Preferred Stock, the "Preferred Stock"). The Series B
Preferred Stock is convertible at a holder's option into a number of fully paid and non-assessable shares of our common stock. The Series C Preferred Stock shall convert upon the occurrence of certain circumstances into a number of fully paid and non-assessable shares of both our common stock and Series B
Preferred Stock. Under other circumstances, the Series C Preferred Stock is convertible at a holder's option into the same number of fully paid and non-assessable shares of our common stock into which the shares would be convertible if the conversion were mandatory.

Common stock outstanding as of        29,213,120 shares
April 15, 2005:

Shares of common stock offered by     15,628,492 total shares consisting of:
selling stockholders:
                                      o    714,286 shares of common stock;

                                      o    4,771,938 shares of common stock
                                           issuable upon conversion of the
                                           Series B Preferred Stock; and

                                      o    10,142,267 shares of common stock
                                           issuable upon full conversion of the
                                           Series C Preferred Stock (which
                                           number includes the full conversion
                                           into shares of common stock of the
                                           shares of Series B Preferred Stock
                                           issuable upon such Series C Preferred
                                           Stock conversion). See the "Selling
                                           Stockholders" section of this
                                           prospectus for an explanation of the
                                           assumptions used in calculating the
                                           number of shares of common stock
                                           issuable upon conversion of the
                                           Series B Preferred Stock and Series C
                                           Preferred Stock.

                                      -1-

                                      14,914,205 of the 15,628,492 shares of
                                      common stock being offered by the selling
                                      stockholders pursuant to this prospectus
                                      are not currently outstanding.

                                      In addition, the shares of our common
                                      stock offered by this prospectus shall
                                      include an indeterminate number of
                                      additional shares of our common stock as
                                      may be issued to the selling stockholders
                                      to prevent dilution resulting from stock
                                      splits, stock dividends or similar
                                      transactions and certain other events
                                      specified in the terms of the certificates
                                      of designation relating to the Series B
                                      Preferred Stock and the Series C Preferred
                                      Stock, respectively.

Use of Proceeds:                      We will not receive any proceeds from the
                                      sale of the shares of our common stock
                                      offered and sold by the selling
                                      stockholders pursuant to this prospectus.
                                      The selling stockholders will receive all
                                      of the proceeds from any such sales. See
                                      section entitled "Selling Stockholders."

                                      -2-

                                  RISK FACTORS

     Investing in our common stock involves risks, including the risks described in this prospectus, in any prospectus supplement and in the other documents that are incorporated herein by reference. You should carefully consider the risk factors together with all of the other information and data included in this prospectus, any prospectus supplement and the documents that are incorporated herein by reference before you decide to acquire any of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition may suffer.

RISKS RELATING TO OUR BUSINESS

OUR SALES ARE HIGHLY DEPENDENT ON PURCHASES FROM SEVERAL LARGE CUSTOMERS AND ANY
SIGNIFICANT DECLINE IN THESE PURCHASES OR PRESSURE FROM THESE CUSTOMERS TO
REDUCE PRICES COULD HAVE A NEGATIVE EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE.

     Due to consolidation in the U.S. retail industry, our customer base has become relatively concentrated. On a historical basis in 2004, one customer,
Wal-Mart, accounted for approximately 17% of our consolidated net sales. On a pro forma basis, giving effect to our acquisitions of Bicycle Holding, Inc. and
American Household, Wal-Mart accounted for approximately 21% of our 2004 consolidated net sales. Our next four largest customers, in the aggregate, accounted for approximately 16% of our 2004 pro forma sales. A significant reduction in purchases from Wal-Mart could have a material adverse effect on our business, results of operations and financial condition.

     Although we have long-established relationships with many of our customers, we do not have any long-term supply or binding contracts or guarantees of minimum purchases. Purchases by our customers are generally made using individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, or delay purchases for a number of reasons beyond our control. Significant or numerous cancellations, reductions, or delays in purchases by customers could have a material adverse effect on our business, results of operations and financial condition. In addition, because many of our costs are fixed, a reduction in customer demand could have an adverse effect on our gross profit margins and operating income.

     We depend on a continuous flow of new orders from our large, high-volume retail customers; however, we may be unable to continually meet the needs of our customers. Furthermore, on-time delivery and satisfactory customer service are becoming increasingly important to our customers. Retailers are increasing their demands on suppliers to:

     o   reduce lead times for product delivery, which may require us to increase inventories;

     o   improve customer service, such as with direct import programs whereby product is supplied directly to retailers from third party suppliers;
         and

     o   adopt new technologies related to inventory management such as Radio
         Frequency Identification, otherwise known as RFID, technology, which may have substantial implementation costs.

     We cannot provide any assurance that we can continue to successfully meet the needs of our customers. A substantial decrease in sales to any of our major customers could have a material adverse effect on our business, results of operations and financial condition.

SALES OF OUR PRODUCTS ARE SEASONAL, WHICH MAY CAUSE OUR OPERATING RESULTS TO
VARY FROM QUARTER TO QUARTER.

     Sales of certain of our products are seasonal. Sales of our outdoor solutions products increase during warm weather months and decrease during winter. Additionally, sales of our home canning products generally reflect the pattern of the growing season, sales of our home improvement products are concentrated in the spring and summer months and sales of our consumer solutions products generally are strongest in the fourth quarter preceding the holiday season.

     Weather conditions may also negatively impact sales of some of our consumer solutions and outdoor solutions products such as our Sunbeam(R) and Coleman(R)
products. For instance, we may not sell as many of certain outdoor recreation products (such as lanternS, tents and sleeping bags) as anticipated if there are fewer

                                      -3-

natural disasters such as hurricanes and ice storms; mild winter weather may negatively impact sales of electric blankets, some health products and smoke or carbon monoxide detectors; and the late arrival of summer weather may negatively impact sales of outdoor camping equipment and grills. Additionally, sales of our home canning products and our home improvement products may be negatively impacted by unfavorable weather conditions and other market trends. Periods of drought, for example, could adversely affect the supply and price of fruit, vegetables and other foods available for home canning, and inclement weather may reduce the amount of time spent on home improvement projects. These factors could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATIONS ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS WHOSE FAILURE TO PERFORM
ADEQUATELY COULD DISRUPT OUR BUSINESS OPERATIONS.

     We currently source a significant portion of parts and products from third parties. Our ability to select and retain reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products. We typically do not enter into long-term contacts with our primary vendors and suppliers. Instead, most parts and products are supplied on a "purchase order" basis. As a result, we may be subject to unexpected changes in pricing or supply of products. Any inability of our suppliers to timely deliver quality parts and products or any unanticipated change in supply, quality or pricing of products could be disruptive and costly to us.

OUR RELIANCE ON MANUFACTURING FACILITIES AND SUPPLIERS IN ASIA COULD MAKE US
VULNERABLE TO SUPPLY INTERRUPTIONS RELATED TO THE POLITICAL, LEGAL AND CULTURAL
ENVIRONMENT IN ASIA.

     A significant portion of our products are manufactured by third-party suppliers in Asia, primarily the People's Republic of China. Our ability to continue to select reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products. Furthermore, the ability of third-party suppliers to timely deliver finished goods and/or raw materials may be affected by events beyond their control, such as inability of shippers to timely deliver merchandise due to work stoppages or slowdowns, or significant weather and health conditions (such as SARS) affecting third-party suppliers and/or shippers. Any adverse change in, among other things, any of the following could have a material adverse effect on our business, results of operations and financial condition:

     o   our relationship with these suppliers;

     o   the financial condition of these suppliers;

     o   our ability to import outsourced products from these suppliers; or

     o   these suppliers' ability to manufacture and deliver outsourced products on a timely basis.

     We cannot assure you that we could quickly or effectively replace any of our suppliers if the need arose, and we cannot assure you that we could retrieve tooling and molds possessed by any of our suppliers. Our dependence on these few suppliers could also adversely affect our ability to react quickly and effectively to changes in the market for our products. In addition, international manufacturing is subject to significant risks, including, among other things:

     o   labor unrest;

     o   political instability;

     o   restrictions on transfer of funds;

     o   domestic and international customs and tariffs;

     o   unexpected changes in regulatory environments; and

     o   potentially adverse tax consequences.

                                      -4-

         Labor in China has historically been readily available at relatively low cost as compared to labor costs applicable in other nations. China has experienced rapid social, political and economic change in recent years. We cannot assure you that labor will continue to be available to us in China at costs consistent with historical levels. A substantial increase in labor costs in China could have a material adverse effect on our business, results of operations and financial condition. Although China currently enjoys "most favored nation" trading status with the United States, the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China. We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS CAN BE ADVERSELY AFFECTED BY CHANGES IN THE COST OR
AVAILABILITY OF RAW MATERIALS.

         Pricing and availability of raw materials for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, consumer demand, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, have a material adverse effect on our business, results of operations and financial condition.

         During periods of rising prices of raw materials, there can be no assurance that we will be able to pass any portion of such increases on to customers. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could have a material adverse effect on our business, results of operations and financial condition.

         Some of the products we manufacture require particular types of glass, paper, plastic, metal, wood or other materials. Supply shortages for a particular type of material can delay production or cause increases in the cost of manufacturing our products. This could have a material adverse effect on our business, results of operations and financial condition. In particular, we rely on resin for many of the products in the plastics solutions part of our other business segment. Resin prices have been rising in response to, among other things, higher oil prices. If resin prices or other material prices continue to rise in the future we can expect the cost of goods for our plastics business to increase. Given that only some of this increase relates to contracts where we have pass-through pricing, the effect of the remainder of the increase could have a material adverse effect on our business, results of operations and financial condition.

WE ARE SUBJECT TO SEVERAL PRODUCTION-RELATED RISKS WHICH COULD JEOPARDIZE OUR
ABILITY TO REALIZE ANTICIPATED SALES AND PROFITS.

         In order to realize sales and operating profits at anticipated levels, we must manufacture or source and deliver in a timely manner products of high quality. Among others, the following factors can have a negative effect on our ability to do these things:

     o   labor difficulties;

     o   scheduling and transportation difficulties;

     o   management dislocation;

     o   substandard product quality, which can result in higher warranty, product liability and product recall costs;

     o   delays in development of quality new products;

     o   changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws and occupational health and safety laws; and

     o   changes in the availability and costs of labor.

                                      -5-

     Any adverse change in the above-listed factors could have a material adverse effect on our business, results of operations and financial condition.

     Because we source a significant portion of our products from Asia, our production lead times are relatively long. Therefore, we often commit to production in advance of firm customer orders. If we fail to forecast customer or consumer demand accurately we may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are canceling orders or returning products. Additionally, changes in retailer inventory management strategies could make inventory management more difficult.
Any of these results could have a material adverse effect on our business, results of operations and financial condition.

COMPETITION IN OUR INDUSTRIES MAY HINDER OUR ABILITY TO EXECUTE OUR BUSINESS
STRATEGY, ACHIEVE PROFITABILITY, OR MAINTAIN RELATIONSHIPS WITH EXISTING
CUSTOMERS.

     We operate in some highly competitive industries. In these industries, we compete against numerous other domestic and foreign companies. Competition in the markets in which we operate is based primarily on product quality, product innovation, price and customer service and support, although the degree and nature of such competition vary by location and product line.

     In our branded consumables segment, we have direct competitors in most of our niche markets. In addition, in the market for home canning we compete with companies who specialize in other food preservation mediums such as freezing and dehydration. The market for plastic cutlery is extremely price sensitive and our competitors include Far East and domestic suppliers. Our competition in the market for rope, cord and twine includes Wellington, Peerless and Bevis. In the market for playing cards our competition includes Angel, Cardinal Carta Mundi,
Gemaco, Patch Products, Paul-Son, and a number of other manufacturers located in
China.

     In our consumer solutions segment, our FoodSaver(R) appliances and bags compete with marketers of "conventional" food storage solutions, such as non-vacuum plastic bags and containers. In addition, our competitors include other manufacturers of home sealing appliances that heat- or vacuum-seal bags.
As household penetration of home vacuum packaging systems has increased, more competitors have entered the market. As such, the market has become more price and feature sensitive. There are also several companies that manufacture industrial and commercial vacuum packaging products. In more mature small household appliance categories outside of home vacuum packaging, including blenders, toasters and irons, among others, our key competitors in the United
States and Canada include Applica Incorporated, Cuisinart(R), Kitchen Aid(R),
NACCO and Salton(R). In heated bedding products, our primary competitor iS
Biddeford. In scales, vaporizers and humidifiers, the key competitors include
Holmes, Homedics(R)/Metro-Taylor, Honeywell/Kaz and private label brands. Our key competitors for clippers, trimmers and accessories for professional users include Andis(R) and Wahl. The primary competitor to our hospitality business is
Proctor-Silex(R). Our key competitors in the home safety business include Kidde,
Maple Chase and USI Industries.

     In the outdoor solutions segment, our largest competitors include Igloo
Corporation, Intex Corporation, VF Corporation, Johnson Outdoors, Kellwood
Company and North Pole(R).

     We also face competition from the manufacturing operations of some of our current and potential customers with private label brands.

     Many of our competitors are more established in their industries and have substantially greater revenue or resources than we do. Our competitors may take actions to match new product introductions and other initiatives. Since many of our competitors source their products from third parties, our ability to obtain a cost advantage through sourcing is reduced. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us.
Further, retailers often demand that suppliers reduce their prices on existing products. Competition could cause price reductions, reduced profits or losses, or loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

     To compete effectively in the future in the consumer products industry, among other things, we must:

     o   maintain strict quality standards;

     o   develop new products that appeal to consumers; and

                                      -6-

     o   deliver products on a reliable basis at competitive prices.

     Our inability to do any of these things could have a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO DEVELOP NEW OR EXPAND EXISTING CUSTOMER RELATIONSHIPS, OUR ABILITY
TO GROW OUR BUSINESS WILL BE IMPAIRED.

     Our growth depends to a significant degree upon our ability to develop new customer relationships and to expand existing relationships with current customers. We cannot guarantee that new customers will be found, that any such new relationships will be successful when they are in place, or that business with current customers will increase. Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

IF WE CANNOT CONTINUE TO DEVELOP NEW PRODUCTS IN A TIMELY MANNER, AND AT
FAVORABLE MARGINS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     We believe that our future success will depend, in part, upon our ability to continue to introduce innovative design extensions for our existing products and to develop, manufacture and market new products. We cannot assure you that we will be successful in the introduction, manufacturing and marketing of any new products or product innovations, or develop and introduce in a timely manner innovations to our existing products that satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner, and at favorable margins, would harm our ability to successfully grow our business and could have a material adverse effect on our business, results of operations and financial condition.

OUR FAILURE TO SUCCESSFULLY INTEGRATE RECENTLY ACQUIRED BUSINESSES COULD HAVE A
MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     We have achieved growth through the acquisition of companies, including the recent acquisition of American Household. There can be no assurance that we will be able to integrate successfully the American Household business into our existing business without substantial costs, delays or other operational or financial difficulties. There is also no assurance that we will be able to successfully leverage synergies among our businesses to increase sales and obtain cost savings. Additionally, the failure of the American Household business to achieve expected results, diversion of our management's attention, and failure to retain key American Household personnel, could have a material adverse effect on our business, results of operations and financial condition.

OUR RESULTS COULD BE HARMED IF THE COST OF COMPLIANCE WITH ENVIRONMENTAL, HEALTH
AND SAFETY LAWS AND REGULATIONS BECOMES TOO BURDENSOME.

     Our operations are subject to federal, state and local environmental and health and safety laws and regulations including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. We believe that we are in material compliance with such laws and regulations and that the cost of maintaining compliance will not have a material adverse effect on our business, results of operations or financial condition. We do not anticipate having to make, and historically have not had to make, significant capital expenditures in order to comply with applicable environmental laws and regulations. However, due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital expenditures will not be required.

     In January 2003, the European Union ("EU") issued two directives relating to chemical substances in electronic products. The Waste Electrical and
Electronic Equipment Directive requires producers of electrical goods to pay for specified collection, recycling, treatment and disposal of past and future covered products. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with the directive, the "WEEE Legislation"), and certain producers are to be financially responsible under the WEEE Legislation beginning in August 2005. The EU has issued another directive that requires electrical and electronic equipment placed on the EU market after July 1, 2006 to be free of lead, mercury,

                                      -7-

cadmium, hexavalent chromium (above a threshold limit) and brominated flame retardants. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with this directive, the "RoHS Legislation"). If we do not comply with these directives, we may suffer a loss of revenue, be unable to sell in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Similar legislation could be enacted in other jurisdictions, including in the United States. Costs to comply with the WEEE
Legislation, RoHS Legislation and/or similar future legislation, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We may also be required to take reserves for costs associated with compliance with these regulations. We cannot assure you that the costs to comply with these new laws, or with current and future environmental and worker health and safety laws will not have a material adverse effect on our business, results of operations and financial condition.

WE MAY INCUR SIGNIFICANT COSTS IN ORDER TO COMPLY WITH ENVIRONMENTAL REMEDIATION
OBLIGATIONS.

     In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may be liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, is a landfill or other location where we have disposed wastes, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of the past industrial operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted. We do not believe that any of our existing remediation obligations, including at third-party sites where we have been named a potentially responsible party, will have a material adverse effect upon our business, results of operations or financial condition. However, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities that may be material.

OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY
ADVERSELY AFFECTED BY THE LOSS OF ANY KEY PERSONNEL AND THE INABILITY TO ATTRACT
AND RETAIN APPROPRIATELY QUALIFIED REPLACEMENTS.

     We are highly dependent on the continuing efforts of our executive officers, including Martin E. Franklin, our Chairman and Chief Executive
Officer, Ian G.H. Ashken, our Vice Chairman and Chief Financial Officer, and
James E. Lillie, our President and Chief Operating Officer. We believe these officers' experience in the branded consumer products industry and our business, and with strategic acquisitions of complementary businesses within our primary business segments, has been vital to our historical growth and is instrumental to our future growth strategy. We also depend on the senior management of our operating segments. We currently have employment agreements with our executive officers. However, we cannot be assured that we will be able to retain any of these persons. Our business, results of operations and financial condition could be materially adversely affected by the loss of any of these persons and the inability to attract and retain appropriately qualified replacements.

OUR INDEBTEDNESS IMPOSES CONSTRAINTS AND REQUIREMENTS ON OUR BUSINESS AND
FINANCIAL PERFORMANCE AND OUR COMPLIANCE AND PERFORMANCE IN RELATIONSHIP TO
THESE COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO INCUR ADDITIONAL DEBT TO
FUND FUTURE NEEDS.

     We have a significant amount of indebtedness. Our significant indebtedness could:

     o   increase our vulnerability to general adverse economic and industry conditions;

     o   require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

     o   limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

     o   place us at a competitive disadvantage compared to our competitors that have less debt; and

                                      -8-

     o   limit, among other things, our ability to borrow additional funds.

     The terms of our senior credit facility and the indenture governing our 9
3/4% senior subordinated notes due 2012, which we refer to as our Notes, allow us to issue and incur additional debt upon satisfaction of certain conditions.
We anticipate that any future acquisitions we pursue as part of our growth strategy will be financed through a combination of cash on hand, operating cash flow, availability under our existing credit facilities and new capital market offerings. If new debt is added to current debt levels, the related risks described above could increase.

     Substantially all of our domestic assets are pledged to secure our indebtedness under our senior credit facility. If we default on the financial covenants in our senior credit facility, our lenders could foreclose on their security interest in our assets, which would have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT GENERATE SUFFICIENT CASH TO MEET OUR LIQUIDITY NEEDS TO GROW OUR
BUSINESS, WHICH CAN AFFECT OUR RESULTS OF OPERATIONS.

     Our ability to make payments on and to refinance our indebtedness, including our Notes and amounts borrowed under our senior credit facility, and to fund planned capital expenditures and expansion efforts and strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

     Based on our current level of operations, we believe our cash flow from operations, together with available cash and available borrowings under our senior credit facility, will be adequate to meet future liquidity needs for at least the next twelve months. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us under the senior credit facility in an amount sufficient to enable us to service indebtedness, including the debt securities, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our Notes and our senior credit facility, on or before maturity. We cannot assure you that we will be able to do so on commercially reasonable terms or at all.

CHANGES IN FOREIGN, CULTURAL, POLITICAL AND FINANCIAL MARKET CONDITIONS COULD
IMPAIR OUR SALES FROM INTERNATIONAL OPERATIONS AND FINANCIAL PERFORMANCE.

     Some of our products are sold in countries where economic growth has slowed, such as Japan; or where economies have suffered economic, social and/or political instability or hyperinflation in recent years, such as Mexico and
Venezuela. The economies of other foreign countries important to our operations, including other countries in Europe, Latin America and Asia, could also suffer slower economic growth or economic, social and/or political instability in the future. International operations, including manufacturing and sourcing operations (and the international operations of our customers), are subject to inherent risks which could adversely affect us, including, among other things:

     o   new restrictions on access to markets;

     o   lack of developed infrastructure;

     o   inflation;

     o   fluctuations in the value of currencies;

     o   changes in and the burdens and costs of compliance with a variety of foreign laws and regulations, including tax laws, accounting standards, environmental laws and occupational health and safety laws;

     o   political and economic instability;

     o   increases in duties and taxation;

                                      -9-

     o   restrictions on transfer of funds; and

     o   other adverse changes in policies, including monetary, tax and/or lending policies, encouraging foreign investment or foreign trade by our host countries.

     Should any of these risks occur, our ability to export our products could be impaired and we could experience a loss of sales from our international operations.

CURRENCY FLUCTUATIONS MAY SIGNIFICANTLY INCREASE OUR EXPENSES AND AFFECT OUR
RESULTS OF OPERATIONS, ESPECIALLY WHERE THE CURRENCY IS SUBJECT TO INTENSE
POLITICAL AND OTHER ENVIRONMENTAL PRESSURE, SUCH AS IN THE CASE OF THE
VENEZUELAN BOLIVAR AND THE CHINESE RENMINBI.

     While we transact business predominantly in U.S. dollars and most of our revenues are collected in U.S. dollars, a substantial portion of our costs, such as payroll, rent, and indirect operational costs, are denominated in other currencies, such as the European Euro, British Pound, Mexican Peso, Canadian
Dollar, Venezuelan Bolivar, Japanese Yen and Chinese Renminbi. Changes in the
relation of these and other currencies to the U.S. dollar will affect our sales and profitability and could result in exchange losses. For example, a devaluation of the Venezuelan Bolivar would impact our results of operations because the earnings of our Venezuelan operations would be reduced when translated into U.S. dollars. A stronger Mexican Peso would mean our products assembled or produced in Mexico would be more expensive to import into the
United States or other countries, thereby reducing profitability of those products. Likewise, if the government of China allowed the Chinese Renminbi to rise substantially versus the U.S. dollar, the cost of our products produced in
China would rise. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. There can be no assurance that the
U.S. dollar foreign exchange rates will be stable in the future or that fluctuations in financial markets will not have a material adverse effect on our business, results of operations and financial condition.

CHANGES IN THE RETAIL INDUSTRY AND MARKETS FOR CONSUMER PRODUCTS AFFECTING OUR
CUSTOMERS OR RETAILING PRACTICES COULD NEGATIVELY IMPACT EXISTING CUSTOMER
RELATIONSHIPS AND OUR RESULTS OF OPERATIONS.

     We sell branded consumables, consumer solutions and outdoor solutions products to retailers, including club, department store, drug, grocery, mass merchant, sporting goods and specialty retailers, as well as direct to consumers. A significant deterioration in the financial condition of our major customers could have a material adverse effect on our sales and profitability.
We regularly monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, a bankruptcy filing by a key customer could have a material adverse effect on our business, results of operations and financial condition.

     In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a "just-in-time" basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require the carrying of additional inventories.

     With the growing trend towards retail trade consolidation, we are increasingly dependent upon key retailers whose bargaining strength is growing.
We may be negatively affected by changes in the policies of our retailer customers, such as inventory destocking, limitations on access to shelf space, use of private label brands, price demands and other conditions, which could negatively impact our results of operations.

OUR BUSINESS INVOLVES THE POTENTIAL FOR PRODUCT RECALLS AND PRODUCT LIABILITY
CLAIMS AGAINST US, WHICH COULD AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     As a manufacturer and distributor of consumer products, we are subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety
Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products.
Additionally, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which we sell our products, and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly to us and could damage our reputation. If we were required to remove, or we voluntarily removed, our

                                      -10-

products from the market, our reputation could be tarnished and we might have large quantities of finished products that we could not sell.

     We also face exposure to product liability claims in the event that one of our products is alleged to have resulted in property damage, bodily injury or other adverse effects. Although we maintain product liability insurance in amounts that we believe are reasonable, we cannot assure you that we will be able to maintain such insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of insurance coverage.
Additionally, we do not maintain product recall insurance. As a result, product recalls or product liability claims could have a material adverse effect on our business, results of operations and financial condition.

     Our product liability insurance program is an occurrence-based program based on our current and historical claims experience and the availability and cost of insurance. We currently either self insure or administer a high retention insurance program for product liability risks. Historically, product liability awards have rarely exceeded our individual per occurrence self-insured retention. We cannot assure you, however, that our future product liability experience will be consistent with our past experience.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS
MAY MANUFACTURE AND MARKET PRODUCTS SIMILAR TO OURS, WHICH COULD ADVERSELY
AFFECT OUR MARKET SHARE AND RESULTS OF OPERATIONS.

     Our success with our proprietary products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. Our principal intellectual property rights include our trademarks. In our branded consumables segment, these include the Ball(R), Bee(R), Bernardin(R),
Bicycle(R), Crawford(R), Diamond(R), Forster(R), Hoyle(R), Kerr(R), Lehigh(R),
Leslie-Locke(R) and Storehorse(R) brand names. In the consumer solutions segment, the principal trademarks consist of BRK(R), First Alert(R),
FoodSaver(R), Health o meter(R), Mr. Coffee(R), Oster(R), and Sunbeam(R). Our other brands used include Health at Home(R), Mixmaster(R), Osterizer(R),
Hydrosurge(R), and Blanket with a Brain(R). The principal trademarks in outdoor solutions are Coleman(R) and Campingaz(R). Other trademarks in that segment include Coleman Exponent(R) and Roadtrip(TM).

     We also hold numerous design and utility patents covering a wide variety of products. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

WE MAY NOT BE ABLE TO IMPLEMENT OR OPERATE SUCCESSFULLY AND WITHOUT
INTERRUPTIONS THE OPERATING SOFTWARE SYSTEMS AND OTHER COMPUTER TECHNOLOGIES
THAT WE DEPEND ON TO OPERATE OUR BUSINESS, WHICH COULD NEGATIVELY IMPACT OR
DISRUPT OUR BUSINESS.

     We are in the process of selecting or implementing new operating software systems within a number of our business segments and complications from these projects could cause considerable disruptions to our business. While significant testing will take place and the rollout will occur in stages, the period of change from the old system to the new system will involve risk. Application program bugs, system conflict crashes, user error, data integrity issues, customer data conflicts and integration issues among our legacy systems all pose potential risks. Implementing data standards such as RFID, which our largest customers are requiring that we use, involves significant effort across the entire organization. Any problems with or delays of this implementation could impact our ability to do business and could result in higher implementation costs and reallocation of human resources.

     We rely on other companies to maintain some of our information technology infrastructure. Should they fail to perform due to events outside our control, it could affect our service levels and threaten our ability to conduct business.
In addition, natural disasters such as hurricanes may disrupt our infrastructure and our disaster recovery process may not be sufficient to protect against loss.

     Additionally, our business operations are dependent on our logistical systems, which include our order management systems and our computerized warehouse systems. Any interruption in our logistical systems could

                                      -11-

impact our ability to procure our products from our factories and suppliers, transport them to our distribution facilities, store them and deliver them to our customers on time and in the correct amounts.

FAILURE TO SUCCESSFULLY IMPLEMENT OUR RESTRUCTURING PROJECTS TIMELY AND
ECONOMICALLY COULD MATERIALLY INCREASE OUR COSTS AND IMPAIR OUR RESULTS OF
OPERATIONS.

     We are in the process of a significant restructuring project for our
European operations and a number of other restructuring and reorganization projects. In Europe, we are ceasing production at a portion of our Lyon, France facility and sourcing products formerly made there from third parties. In addition, the European restructuring project is subject to numerous governmental approvals. There can be no assurance that the European restructuring project can be completed on time or within our projected costs. Furthermore, this restructuring project will result in an increased reliance on sourced finished goods from third parties, particularly international vendors. Our failure to implement these projects economically and successfully could have a material adverse effect on our business, financial condition and results of operations.

A DETERIORATION IN RELATIONS WITH OUR LABOR UNIONS COULD HAVE A MATERIAL ADVERSE
EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Approximately 380 union workers are covered by four collective bargaining agreements at four of our U.S. facilities. These agreements expire at our jar closure facility (Muncie, Indiana) in October 2006, at our kitchen match and toothpick manufacturing facility (Cloquet, Minnesota) in February 2008, at our metals facility (Greeneville, Tennessee) in October 2007, and at our fire extinguisher plant (Aurora, Illinois) in May 2007. Additionally, approximately
165 employees at our Legutiano, Spain manufacturing facility, 90 employees at our Lyon, France facility, 75 employees at our Barquisemeto, Venezuela facility and 500 employees at our Acuna, Mexico facility are unionized.

     We have not experienced a work stoppage during the past five years except for brief work stoppages in 2004 in Lyon, France in connection with our restructurings at that location. Management believes that its relationships with our employees and collective bargaining unions are satisfactory.

THE INDENTURE RELATED TO OUR NOTES AND OUR SENIOR CREDIT FACILITY CONTAIN
VARIOUS COVENANTS WHICH LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATION OF
OUR BUSINESS.

     Our senior credit facility and the indenture related to our Notes contain various provisions that limit our management's discretion by restricting our and our subsidiaries' ability to, among other things:

     o   incur additional indebtedness;

     o   pay dividends or distributions on, or redeem or repurchase, capital stock;

     o   make investments;

     o   engage in transactions with affiliates;

     o   incur liens;

     o   transfer or sell assets; and

     o   consolidate, merge or transfer all or substantially all of our assets.

     In addition, our senior credit facility requires us to meet certain financial ratios. Any failure to comply with the restrictions of our senior credit facility and the indenture related to our Notes or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. Furthermore, if we default on the financial covenants in our senior credit facility, our lenders could foreclose on their security interest in our assets, which would have a material adverse effect on our business, results of operations and financial condition. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

                                      -12-

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC
DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and New York Stock Exchange market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors' audit of that assessment has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Furthermore, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

RISKS RELATING TO OUR STOCK

PROVISIONS IN OUR CHARTER DOCUMENTS AND OF DELAWARE LAW COULD PREVENT, DELAY OR
IMPEDE A CHANGE IN CONTROL OF OUR COMPANY AND MAY DEPRESS THE MARKET PRICE OF
OUR COMMON STOCK.

     Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares of common stock and could, as a result, reduce the likelihood of an increase in the price of our common stock that would otherwise occur if a bidder sought to buy our common stock.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE, WHICH MAY ADVERSELY
AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     The market price for our common stock is volatile. The market price of our common stock will continue to be subject to significant fluctuations in the future in response to a variety of factors, including:

     o   dilution from stock issuances as a result of the conversion of the our preferred stock into common stock;

     o   the business environment, including the operating results and stock prices of companies in the industries we serve;

     o   our liquidity needs and constraints;

     o   changes in management and other personnel;

     o   the introduction of new products or changes in product pricing policies by us or our competitors;

     o   developments in the financial markets;

     o   changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

     o   developments generally affecting our industry;

                                      -13-

     o   announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments; and

     o   perceived dilution from stock issuances for acquisitions, our 2005 equity investment financing and other transactions.

     Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly traded companies may adversely affect the market price of our common stock.

WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE
ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK
PRICE.

     As part of our growth strategy, we may issue additional shares of our common stock, preferred stock and other securities. We may file future shelf registration statements with the Commission that we may use to sell shares of our common stock, preferred stock and other securities from time to time in connection with acquisitions. To the extent that we are able to grow through acquisitions for common stock or other securities convertible into our common stock, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our capital stock in connection with these acquisitions may be more likely to sell large quantities of their capital stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares of common stock in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.

THE SALE OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK, INCLUDING SHARES ISSUED
UPON CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK, IN THE PUBLIC MARKET AFTER
THIS OFFERING COULD ADVERSELY AFFECT THE PREVAILING MARKET PRICE OF OUR COMMON
STOCK.

     We have outstanding an aggregate of 29,213,120 shares of our common stock as of April 15, 2005. The selling stockholders may offer an aggregate of up to
15,628,492, 14,914,205 shares of which are not currently outstanding and underlie shares of our Preferred Stock. Assuming full conversion into shares
(after shareholder approval) of our common stock of the preferred stock held by the selling stockholders as of April 15, 2005, the selling stockholders would be entitled to receive 10.6 million shares of our common stock, which would represent approximately 27% of the total outstanding common shares as of such date. The sale and issuance of a substantial amount of our common stock, including shares issued upon conversion of our convertible preferred stock, in the public market after this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

IF HOLDERS OF THE PREFERRED STOCK CONVERT THEIR SHARES OF PREFERRED STOCK INTO
SHARES OF COMMON STOCK, YOU WILL EXPERIENCE IMMEDIATE DILUTION.

     If holders of preferred stock convert their shares of preferred stock into shares of common stock, you will experience immediate dilution because the per share conversion price of the preferred stock immediately after this offering will be higher than the net tangible book value per share of the outstanding common stock. In addition, you will also experience dilution when and if we issue additional shares of common stock, which we may be required to issue pursuant to options, warrants, our stock option plan or other employee or director compensation plans.

     The price of our common stock, and therefore of the preferred stock, may fluctuate significantly, which may make it difficult for the holders of the preferred stock to resell the preferred stock, or common stock issuable upon conversion of the preferred stock, when holders of such preferred stock want or at prices you find attractive.

THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK PRICE
TO DECLINE.

     All shares registered in this offering will be freely tradable upon effectiveness of this registration statement. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

                                      -14-

THE HOLDERS OF THE PREFERRED STOCK AND OTHERS MAY HAVE AN INCENTIVE TO SELL
COMMON STOCK IN THE MARKET BEFORE THEY CONVERT THEIR SHARES OF PREFERRED STOCK
IN EXPECTATION THAT THE MARKET PRICE OF OUR COMMON STOCK WILL FALL.

     Downward pressure on the market price of our common stock that may result from sales of common stock issued on conversion of the Series B Preferred Stock, as well as certain of our other outstanding series of convertible preferred stock, could encourage short sales of common stock by the holders of the preferred stock or others, subject to compliance with the Federal securities laws. Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. The holders of our preferred stock may have the incentive to sell short and cover their shares with the shares of common stock they receive on conversion because if the conversion of the shares of preferred stock puts downward pressure on the market price of our common stock, then the market price could be lower when they convert the preferred stock. If the price of our common stock falls between the date of the sale by the holders of preferred stock and the date of conversion, the holders of preferred stock will make a profit in addition to the discount they received upon the purchase of the common stock. In addition, other third parties may take short positions on our common stock with the expectation that the market price of our common stock will fall due to the issuance of shares of common stock upon conversion of our preferred stock. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could further depress the market price of our common stock.

CONVERSION OF THE SERIES B PREFERRED STOCK OR THE SERIES C PREFERRED STOCK MAY
REDUCE THE MARKET PRICE OF OUR OUTSTANDING COMMON STOCK.

     The conversion of the Series B Preferred Stock, as well as the conversion of certain of our other outstanding series of convertible preferred stock, may result in substantial dilution to the equity interests of current holders of our common stock. In addition, the availability for public resale of a large number of shares of our common stock following the conversion of our convertible preferred stock may depress the prevailing market price of our common stock.
Even before the time the preferred stock is actually converted, the existence of our obligation to issue a large number of shares of common stock upon the conversion of our preferred stock at below-market prices, and the perception that this could cause an oversupply of common stock that exceeds the demand for the common stock in the market, could depress the market price of our common stock.

THERE IS A CONCENTRATION OF VOTING POWER AND OTHER INDICATIONS OF INFLUENCE ON
THE COMPANY.

     As of the date of this prospectus, Warburg Pincus and Catterton collectively control approximately 14% of the total voting power of the Company in the election of directors and with respect to other matters presented to the stockholders for a vote. The capital structure and the concentrated ownership of
Warburg Pincus and Catterton in our common stock and our preferred stock are likely to limit substantially the possibility of and chances of success for a hostile tender offer, which is usually at a premium over the then-current market price of a target company's stock or other takeover proposal or proxy contest which could remove directors if Warburg Pincus and Catterton are opposed to such offer or proposal.

     Pursuant to the Equity Purchase Agreement (as defined below) and the
Assignment Agreement (as defined below), Warburg Pincus and Catterton are bound by a standstill agreement until but not including October 8, 2009, where (i) the
Warburg Pincus selling stockholders, with out our consent, will not, among other things, acquire beneficial ownership of more than 30% of the Company's voting stock or common stock (assuming conversion of the preferred stock into common stock); and (ii) the Catterton selling stockholders, without our consent, will not, among other things, acquire beneficial ownership of more than 5% of the
Company's voting stock or common stock (assuming conversion of the preferred stock into common stock). For a further description of these standstill agreements, see the Section entitled "Selling Stockholders" of this prospectus.

                                      -15-

                           FORWARD-LOOKING STATEMENTS

     Certain statements we make in this prospectus, and other written or oral statements by us or our authorized officers on our behalf, may constitute
"forward-looking statements" within the meaning of the federal securities laws.
Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information. Words or phrases such as
"estimates," "expects," "anticipates," "projects," "plans," "intends,"
"believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.

     Before you invest in our common stock, you should be aware that the occurrence of the events described in the immediately above section captioned
"Risk Factors" and otherwise discussed elsewhere in this prospectus or in materials incorporated in this prospectus by reference to our other filings with the Securities and Exchange Commission, could have a material adverse affect on our business, financial condition and results of operation.

     The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources or our estimates based on management's knowledge and experience in the markets in which we operate. Our estimates have been based on information provided by customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission (the "Commission") pursuant to the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), allows us to
"incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the Commission. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission, which documents contain important information about
Jarden and our common stock:

     (a) Our annual report on Form 10-K for the fiscal year ended December 31,
         2004, filed on March 2, 2005;

     (b) Our annual report on Form 10-K/A for the fiscal year ended December 31,
         2004, filed on _______, 2005;

     (c) Our current report on Form 8-K, Date of Event - June 28, 2004, filed on
         July 13, 2004;

     (d) Our current report on Form 8-K/A, Date of Event - June 28, 2004, filed on August 6, 2004;

     (e) Our current report on Form 8-K, Date of Event - January 24, 2005, filed on January 27, 2005;

     (f) Our current report on Form 8-K/A, Date of Event - January 24, 2005, filed on March 24, 2005;

     (g) Our current report on Form 8-K, Date of Event - April 11, 2005, filed on April 13, 2005; and

     (h) The description of our common stock contained in our registration statement on Form 8-A/A filed on May 1, 2002, including any amendments or reports filed for the purpose of updating that description.

                                      -16-

     All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Exchange Act, subsequent to the date of this prospectus and prior to termination of the offering are incorporated by reference in this prospectus and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates herein by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at 555 Theodore Fremd Avenue, Rye, New York 10580, Attention:
Secretary, or call (914) 967-9400.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                   THE COMPANY

     We are a global provider of a diversified array of branded consumer products marketed under well-known brand names including Ball(R), Bee(R),
Bicycle(R), Campingaz(R), Coleman(R), Crawford(R), Diamond(R), First Alert(R),
FoodSaver(R), Forster(R), Health o meter(R), Hoyle(R), Kerr(R), Lehigh(R),
Leslie-Locke(R), Loew-Cornell(R), Mr. Coffee(R), Oster(R), Sunbeam(R) and
VillaWare(R). Our growth strategy of acquiring businesses with highly recognized brands, innovative products and multi-channel distribution has resulted in significant growth in revenue and earnings.

     We have achieved leading market positions in a number of categories by selling branded products through a variety of distribution channels, including club, department store, drug, grocery, mass merchant, sporting goods and specialty retailers, as well as direct to consumers. By leveraging our strong brand portfolio, category management expertise and superior customer service, we have established and continue to maintain long-term relationships with leading retailers within these channels. For example, we have serviced Wal-Mart and Home
Depot since their openings in 1962 and 1978, respectively, and are currently category manager at these and other retailers in certain categories. Moreover, several of our leading brands, such as Ball(R) jars, Coleman(R) lanterns,
Diamond(R) kitchen matches and Bicycle(R) playing cards, have been in continuous use for over 100 years. We continue to strive to expand our existing customer relationships and attract new customers by introducing new product line extensions and entering new product categories.

     On January 24, 2005, we acquired American Household, Inc., referred to as
American Household, a leading designer, manufacturer and marketer of branded household and outdoor leisure consumer products in both domestic and international markets through its two principal businesses, The Coleman Company,
Inc. and Sunbeam Products, Inc. Coleman sells principally outdoor leisure and camping products, and Sunbeam Products sells principally household kitchen appliances, personal care and wellness products for home use and home safety equipment. American Household's principal brands, which include Campingaz(R),
Coleman(R), First Alert(R), Health o meter(R), Mr. Coffee(R), Oster(R), and
Sunbeam(R), have high levels of brand name recognition among consumers.

     We operate three primary business segments: branded consumables, consumer solutions and outdoor solutions. Our branded consumables products include many household staples under well known brand names such as Ball(R), Bicycle(R),
Diamond(R), Forster(R), Lehigh(R), Leslie-Locke(R) and Loew-Cornell(R), all of
which were included as part of the branded consumables segment prior to our acquisition of American Household. With the acquisition of American Household we have added the First Alert(R), Health o meter(R), Mr. Coffee(R), Oster(R) and
Sunbeam(R) branded products to our consumer solutions segment and established a strong market position in the camping equipment and outdoor living industry under the Campingaz(R) and Coleman(R) brand names within our newly-formed
"outdoor solutions" business segment. We also operate several other businesses that manufacture, market and distribute a wide variety of plastic products, including jar closures, contact lens packaging, plastic cutlery, refrigerator door liners, surgical devices and syringes, as well as zinc strip and fabricated zinc products. Many of our plastic products are consumable in nature or represent components of consumer products. Due to the

                                      -17-

size of these businesses, they will be grouped in and their results and assets will be included in the "other" category of our segment information in our
Commission filings for periods after the American Household acquisition.

Branded Consumables. We manufacture or source, market and distribute a broad line of branded consumer products, many of which are affordable, consumable and fundamental household staples including arts and crafts paint brushes, children's card games, clothespins, collectible tins, craft items, food preparation kits, home canning jars, jar closures, kitchen matches, other craft items, plastic cutlery, playing cards and accessories, rope, cord and twine, storage and workshop accessories, toothpicks and other accessories. This segment markets its products under the Aviator(R), Ball(R), Bee(R), Bernardin(R),
Bicycle(R), Crawford(R), Diamond(R), Forster(R), Hoyle(R), Kerr(R), Lehigh(R),
Leslie-Locke(R) and Loew-Cornell(R) brand names, among others.

Consumer Solutions. We manufacture or source, market and distribute an array of innovative consumer products that are designed to enhance consumers lives by enhancing sleep, health, personal care, cooking and other daily necessities with market-leading products such as coffee makers, bedding, home vacuum packaging machines, smoke and carbon monoxide alarms, heating pads, and personal and animal grooming products, as well as related consumable products. We sell kitchen products under the well known FoodSaver(R), Mr. Coffee(R), Oster(R),
Sunbeam(R) and VillaWare(R) brand names. Home safety products are sold under the
BRK(R) and First Alert(R) brand names, while personal care and grooming products are sold under the Health o meter(R), Oster(R) and Sunbeam(R) brand names.

Outdoor Solutions. We manufacture or source, market and distribute consumer leisure products worldwide under the Campingaz(R) and Coleman(R) brand names for use outside the home or away from the home, such as products for camping, backpacking, tailgating, backyard grilling and other outdoor activities.

Other. In addition to the three primary business segments described above, our other business segment consists primarily of our plastic consumables business, which manufactures, markets and distributes a wide variety of consumer and medical plastic products for customers and our other primary business segments, and our zinc strip business, which is the largest producer of zinc strip and fabricated products in North America, including low denomination coinage. The plastic products include closures, contact lens packaging, plastic cutlery, refrigerator door liners, surgical devices and syringes. Many of our plastic products are consumable in nature or represent components of consumer products.

     Our principal executive offices are located at 555 Theodore Fremd Avenue,
Rye, New York 10580.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock offered and sold by the selling stockholders pursuant to this prospectus.
The selling stockholders will receive all of the proceeds from any such sales.
See section entitled "Selling Stockholders" below.

                              SELLING STOCKHOLDERS

     On January 24, 2005, we consummated an equity financing transaction with
Warburg Pincus Private Equity VIII, L.P. and certain of its affiliated funds
(which we refer to collectively as Warburg Pincus) and Catterton Partners V,
L.P. and certain of its affiliated funds (which we refer to collectively as
Catterton). In this equity financing transaction, Warburg Pincus and Catterton collectively acquired for a total purchase price of $350,000,000 (the "Cash
Proceeds"):

     o   128,571 shares of a new class of our preferred stock, designated Series
         B Convertible Participating Preferred Stock, par value $0.01 per share
         (the "Series B Preferred Stock") at a price of $1,000 per share, issued pursuant to the Certificate of Designations, Preferences and Rights of
         Series B Convertible Participating Preferred Stock of Jarden
         Corporation (the "Series B Certificate of Designations");

     o   200,000 shares of a new class of our preferred stock, designated Series
         C Mandatory Convertible Participating Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), at a price of $1,000 per share, issued pursuant to the Certificate of Designations, Preferences and Rights of

                                      -18-

         Series C Mandatory Convertible Participating Preferred Stock of Jarden
         Corporation (the "Series C Certificate of Designations"); and

     o   714,286 shares of our common stock, par value $0.01 per share at a price of $30 per share.

     The purchase and sale of these securities, the Cash Proceeds of which were placed in escrow on October 8, 2004, pursuant to the terms of a Purchase
Agreement (the "Equity Purchase Agreement") between us and Warburg Pincus, dated
September 19, 2004, is referred to herein as the "Equity Investment Financing."

     On October 8, 2004, we entered into an Assignment and Joinder Agreement
(the "Assignment Agreement") with Catterton and Warburg Pincus. Pursuant to the
Assignment Agreement, Catterton was assigned a right under the Equity Purchase
Agreement to purchase an aggregate of 18,367 shares, 28,571 shares and 102,041 shares of Series B Preferred Stock, Series C Preferred Stock and common stock, respectively (the "Assigned Shares") (to be allocated among the Catterton entities on the pro rata basis set forth therein) at the same price per share to be paid by Warburg Pincus for such shares, and Catterton assumed the same obligations with respect to the Assigned Shares that it would have had if it were a party to the Equity Purchase Agreement.

     On January 24, 2005, in connection with the Company's acquisition of
American Household (the "AHI Acquisition"), and in accordance with the terms of the escrow agreement, dated October 8, 2004, by and among the Company, Warburg
Pincus and National City Bank, as escrow agent, that was entered into in connection with the Equity Investment Financing, the Cash Proceeds were released from escrow for use by the Company in consummating the AHI Acquisition and the securities were issued and released from escrow and delivered to Warburg Pincus and Catterton.

Terms of the Series B Preferred Stock
-------------------------------------

Overview. The shares of Series B Preferred Stock issued to Warburg Pincus and
Catterton pursuant to the Equity Purchase Agreement and the Assignment Agreement
are voting securities that are convertible into common stock at the option of the holder.

Conversion. The holders of Series B Preferred Stock have the right, at any time and from time to time, at their option, to convert any or all of their shares of
Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of our common stock at the conversion price equal to $32 per share, subject to certain customary anti-dilutions adjustments as set forth in the Series B Certificate of Designations and/or as described below (the
"Conversion Price"). The number of shares of our common stock into which a share of the Series B Preferred Stock is convertible is determined by dividing the
Base Liquidation Value (as defined below) in effect at the time of conversion, by the Conversion Price in effect at the time of conversion. The base liquidation value for the shares (the "Base Liquidation Value") of Series B
Preferred Stock was $1,000 per share, which amount has and will accrete at the rate of 3.50% per annum, compounded annually, from October 8, 2004 through but not including October 8, 2009, plus any accrued but unpaid dividends thereon.
The Base Liquidation Value is also subject to further adjustments as follows:

     o   In the event of a change in control prior to October 8, 2009 providing for the payment of an amount per share of common stock below the applicable change in control threshold price, the liquidation value will automatically increase to the amount to which it would have accreted up until the date of such change of control had the accretion rate been 10% per annum. compounded annually, during such period, plus any declared but unpaid dividends;

     o   From and after October 8, 2009, the Base Liquidation Value will be increased by $462.31 per share; and

     o   The liquidation value is subject to adjustment in the event the Company undertakes certain business combinations or other extraordinary transaction, or the Company is liquidated or dissolved.

                                      -19-

     Additionally, we have the right to require the holders of Series B
Preferred Stock, at our option, to convert such shares of Series B Preferred
Stock, in whole or in part (on a pro rata basis), into fully paid and non-assessable shares of our common stock at the Conversion Price, but only if:

     o   the registration statement of which this prospectus is a part has been declared effective and continues to be effective;

     o   the average market price of our common stock for each trading day during a period of 30 consecutive trading days ended within 10 days prior to the date we exercise this option exceeds 175% of the
         Conversion Price; and

     o   the market price of our common stock during such period exceeds 175% of the Conversion Price for 15 consecutive trading days during the aforementioned period.

     On April 21, 2005, the last reported sale price of our shares on the New
York Stock Exchange was $46.84 per share, which represents approximately 146% of the Conversion Price as of such date.

Dividends. Holders of the outstanding shares of Series B Preferred Stock will have the right to participate equally and ratably with the holders of shares of common stock and holders of shares of Series C Preferred Stock in all dividends and distributions paid on the common stock (whether in the form of cash, stock or otherwise). Additionally, beginning with the three-month period ending
January 8, 2010, the holders of the outstanding shares of Series B Preferred
Stock will be entitled to receive quarterly cash dividends equal to 4.0% of the
Base Liquidation Value then in effect. If the Company fails to pay this dividend in a given period, the dividend rate will be increased to 10.0% of the Base
Liquidation Value in subsequent quarterly periods until the quarterly period following the date on which all such prior dividends have been paid in full.

Change of Control. Upon a change in control, holders of the outstanding shares of Series B Preferred Stock may, at their election:

     o   convert the Series B Preferred Stock into common stock and receive the
         Change in Control Consideration (as described below) upon conversion;

     o   in lieu of receiving any liquidation value in respect of such Series B
         Preferred Stock upon such change in control, continue to hold the
         Series B Preferred Stock in any surviving entity resulting from such change in control or, in the case of a sale of the Company's assets which results in a change in control, the entity purchasing such assets; or

     o   within sixty days after the date of the change in control, request, in lieu of receiving the Change in Control Consideration, that the Company redeem, out of funds lawfully available for the redemption of shares, the Series B Preferred Stock for an amount in cash equal to the liquidation value as of the redemption date and after giving effect to the change in control; provided, that the Company may, in lieu of making the redemption so requested, effect a Remarketing, as described below.

     With respect to Series B Preferred Stock, "Change in Control Consideration"
means the shares of stock, securities, cash or other property issuable or payable (as part of any reorganization, reclassification, consolidation, merger or sale in connection with the change in control) with respect to or in exchange for such number of outstanding shares of common stock as would have been received upon conversion of the Series B Preferred Stock at the Conversion Price
(as defined above) for such Series B Preferred Stock then in effect.

     If the Company elects to effect a Remarketing (as defined below), the
Company will adjust the dividend rate on the Series B Preferred Stock to the rate (as of the date of the Remarketing) necessary in the opinion of a nationally recognized investment banking firm to allow such bank to resell all of the Series B Preferred Stock on behalf of all holders who have delivered a redemption request (such resale, the "Remarketing") at a price of not less than
100% (after deduction of such investment bank's fees) of the liquidation value then in effect.

Voting Rights. Holders of the outstanding shares of Series B Preferred Stock will be entitled to vote with the holders of the common stock on all matters submitted for a vote of holders of common stock (voting together with

                                      -20-

the holders of common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of common stock issuable upon conversion of such shares of Series B Preferred Stock would have been entitled if such shares of common stock had been outstanding at the time of the applicable vote and related record date. Also, so long as at least one-third of the aggregate outstanding shares of Series B Preferred Stock issued prior to the date of determination remains outstanding, the Company will be prohibited from taking certain actions specified in the Series B Certificate of Designations
(including certain amendments to the Company's By-Laws or Certificate of
Incorporation, the issuance of any securities ranking senior to or on parity with the Series B Preferred Stock and the incurrence of indebtedness in excess of certain financial ratios) without the Company obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series B Preferred Stock.

Terms of the Series C Preferred Stock
-------------------------------------

Overview. The shares of Series C Preferred Stock issued to Warburg Pincus and
Catterton pursuant to the Equity Purchase Agreement and Assignment Agreement are
redeemable non-voting securities that will be mandatorily convertible into
Series B Preferred Stock and common stock, as more fully described below.

Mandatory Conversion.  Upon receipt of both:

     o   approval by our shareholders of the mandatory conversion of the Series
         C Preferred Stock into Series B Preferred Stock and common stock (the
         "Conversion Approval"); and

     o   (i) approval by our shareholders of a proposed amendment to our
         Restated Certificate of Incorporation (the "Charter Amendment
         Approval") or (ii) written waivers of the requirement to receive the
         Charter Amendment Approval from the holders of a majority of the then-outstanding shares of Series C Preferred Stock (provided that such waivers will be deemed to have been granted if the Conversion Approval has been obtained, but the Charter Amendment Approval has not been obtained as of April 8, 2007),

then each share of Series C Preferred Stock shall automatically convert into a number of shares of fully paid and non-assessable shares of both Series B
Preferred Stock and common stock.

     The affirmative vote of a majority of the votes in person or represented by proxy entitled to vote is necessary for the Conversion Approval. The Charter
Amendment Approval requires the approval of the Company's stockholders by the affirmative vote of a majority of the outstanding shares of common stock and
Series B Preferred Stock voting as a single class. While the shares of common stock and Series B Preferred Stock held by Warburg Pincus and Catterton are entitled to vote their shares of Common Stock and Series B Preferred Stock with respect to the Conversion Approval, the New York Stock Exchange has informed us that such votes by the holders of common stock and Series B Preferred Stock will not count for purposes of obtaining the majority required by New York Sock
Exchange rules.

     The number of shares of Series B Preferred Stock into which a share of
Series C Preferred Stock is convertible is determined by multiplying the Base
Liquidation Value (as defined below) in effect at the time of conversion by
0.857143 and dividing by $1,000. The number of shares of our common stock into which a share of Series C Preferred Stock is convertible is determined by multiplying the Base Liquidation Value in effect at the time of conversion by
0.142857 and dividing by the mandatory conversion price of $30 (subject to certain customary anti-dilutions adjustments as set forth in the Series C
Certificate of Designations and/or as described below). The base liquidation value ("Base Liquidation Value") for the shares of the Series C Preferred Stock was $1,000 per share, which amount will accrete at a rate of 3.50% per annum, compounded annually, from October 8, 2004, provided that such rate will increase to 5.00% as of April 7, 2005 and will thereafter increase at the end of each successive six-month period by adding 50 basis points to the rate then in effect if any shares of Series C Preferred Stock are then outstanding, through but not including October 8, 2009, plus any accrued but unpaid dividends thereon
(subject to adjustment upon certain changes of control as described below). The
Base Liquidation Value is also subject to further adjustment as follows:

     o   In the event of a change in control prior to October 8, 2009 providing for the payment of an amount per share of common stock below the applicable change in control threshold price, the liquidation value will automatically increase to the amount to which it would have accreted up

                                      -21-

         until the date of such Change of control had the accretion rate been
         10% per annum, compounded daily, during such period, plus any declared but unpaid dividends;

     o   From and after October 8, 2009, the Base Liquidation Value less the
         Base Liquidation Value on October 8, 2009 will be increased by
         $2,100.00 per share; and

     o   The liquidation value is subject to adjustment in the event the Company undertakes certain business combinations or other extraordinary transaction, or the Company is liquidated or dissolved.

Dividends. Holders of the outstanding shares of Series C Preferred Stock will have the right to participate equally and ratably with the holders of shares of common stock and holders of shares of Series B Preferred Stock in all dividends and distributions paid on the common stock (whether in the form of cash, stock or otherwise). Additionally, beginning with the three-month period ending
January 8, 2010, the holders of the outstanding shares of Series C Preferred
Stock will be entitled to receive quarterly cash dividends equal to 9.5% of the
Base Liquidation Value then in effect. If the Company fails to pay this dividend in a given period, the dividend rate will be increased to 10.0% of the Base
Liquidation Value in subsequent quarterly periods until the quarterly period following the date on which all such prior dividends have been paid in full.

Change of Control. Upon a change in control, holders of the outstanding shares of Series C Preferred Stock may, at their election:

     o   if the Conversion Approval (as defined above) has been obtained, convert the Series C Preferred Stock into common stock and receive the
         Change in Control Consideration (as described below) upon conversion;

     o   exercise their special redemption rights;

     o   in lieu of receiving any liquidation value in respect of such Series C
         Preferred Stock upon such change in control, continue to hold the
         Series C Preferred Stock in any surviving entity resulting from such change in control or, in the case of a sale of the Company's assets which results in a change in control, the entity purchasing such assets; or

     o   within sixty days after the date of the change in control, request, in lieu of receiving the Change in Control Consideration, that the Company redeem, out of funds lawfully available for the redemption of shares, the Series C Preferred Stock for an amount in cash equal to the liquidation value as of the redemption date and after giving effect to the change in control; provided, that the Company may, in lieu of making the redemption so requested, effect a Remarketing, as described below.

     With respect to Series C Preferred Stock, "Change in Control Consideration"
means the shares of stock, securities, cash or other property issuable or payable (as part of any reorganization, reclassification, consolidation, merger or sale in connection with the change in control) with respect to or in exchange for such number of outstanding shares of common stock as would have been received upon conversion of the Series C Preferred Stock (or conversion of the
Series B Preferred Stock into which the Series C Preferred Stock is convertible)
at the Conversion Price for such Series C Preferred Stock then in effect.

     If we elect to effect a Remarketing, we will adjust the dividend rate on the Series C Preferred Stock to the rate (as of the date of the Remarketing)
necessary in the opinion of a nationally recognized investment banking firm to allow such bank to resell all of the Series C Preferred Stock on behalf of all holders who have delivered a redemption request (such resale, the "Remarketing")
at a price of not less than 100% (after deduction of such investment bank's fees) of the liquidation value then in effect.

Voting Rights. Holders of the outstanding shares of Series C Preferred Stock will not be entitled to vote on matters submitted to the holders of the
Company's Common stock and Series B Preferred Stock. However, so long as at least one-third of the aggregate outstanding shares of Series C Preferred Stock issued prior to the date of determination remain outstanding, the Company will be prohibited from taking certain actions specified in the Series C Certificate of Designations (including certain amendments to the Company's By-Laws or
Certificate of

                                      -22-

Incorporation, the issuance of any securities ranking senior to or on parity with the Series C Preferred Stock and the incurrence of indebtedness in excess of certain financial ratios) without the Company obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series C Preferred Stock.

Other Key Terms in the Equity Purchase Agreements
-------------------------------------------------

     o   The Equity Purchase Agreement contains a standstill agreement restricting the Warburg Pincus selling stockholders, without our consent, until but not including October 8, 2009 (the "Standstill
         Period"), from acquiring beneficial ownership of more than 30% of the
         Company's voting stock or common stock (assuming conversion of the
         Preferred Stock into common stock) or engaging or participating in certain specified change of control transactions with respect to the
         Company, including a merger or other business combination, acquisition of assets or other similar transactions (each, a "Change of Control
         Transaction").

     o   The Assignment Agreement contains a standstill agreement restricting the Catterton selling stockholders, without our consent, during the
         Standstill Period, from acquiring beneficial ownership of more than 5%
         of the Company's voting stock or common stock (assuming conversion of the Preferred Stock into Common Stock) or engaging or participating in any Change of Control Transaction.

     o   The Equity Purchase Agreement and Assignment Agreement provide that, in certain circumstances, Warburg Pincus and Catterton will be permitted to maintain their respective ownership interests in the Company if the
         Company makes a new public or private offering of common stock (or securities convertible or exchangeable into common stock).

     o   The Equity Purchase Agreement and Assignment Agreement also include liquidity rights pursuant to which, after October 8, 2009, holders of at least 75% of the then outstanding shares of Series B Preferred Stock and shares of Series C Preferred Stock, considered as a single class, will have the right to submit a request in writing that the Company initiate a recapitalization in which each share of Series B Preferred
         Stock and Series C Preferred Stock outstanding as of the date of consummation of such transaction will be reclassified and repaid in an amount equal to or in excess of each such series of Preferred Stock's liquidation value then in effect; the Company will then be required to complete a recapitalization or alternatively, the Company may, at its sole election, remarket the Preferred Stock for a purchase price not less than an amount equal to or in excess of each such series of
         Preferred Stock's liquidation value then in effect.

     o   The Company is required to cause, for so long as Warburg Pincus owns at least one-third of the shares of Series B Preferred Stock initially purchased (on an as converted basis), one person nominated by Warburg
         Pincus to be elected or appointed to the Company's Board of Directors as promptly as practicable following October 8, 2004 (the "Board
         Representative") and who, when serving on the Board of Directors, will be entitled to serve on all major committees and subcommittees of the
         Board of Directors, except to the extent prohibited by applicable law or stock exchange regulation; Charles R. Kaye, the Co-President of
         Warburg Pincus LLC, which manages each of the Warburg Pincus funds that are selling stockholders is the initial Board Representative.

     Under the Equity Purchase Agreement and the Assignment Agreement, we agreed to register the number of shares of our common stock purchased by Warburg Pincus and by Catterton and the number of shares of our common stock issuable upon the conversion into our common stock of the Preferred Stock purchased by the selling stockholders. We are registering those shares of our common stock in order to permit those selling stockholders to offer and sell the shares for resale from time to time. Except for the ownership of those shares of our common stock and
Preferred Stock and the appointment of Charles R. Kaye to our board of directors pursuant to the Equity Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

     Our registration of such shares of our common stock does not necessarily mean that the selling stockholders will elect to convert any or all of their
Series B Preferred Stock and Series C Preferred Stock or sell any of our common stock that we have registered.

                                      -23-

     The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of our common stock as of April 15, 2005 by each of the selling stockholders, and as adjusted to reflect the sale of the shares in this offering. As of April 15, 2005, approximately 29,213,120 shares of our common stock were outstanding. The 15,628,492 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column "Number of Shares Being Offered" include: (i) 714,286 shares of our common stock issued in the Equity Investment Financing; (ii) an estimated
4,771,938 shares that may be issued upon the conversion of the 128,571 shares of
Series B Preferred Stock issued in the Equity Investment Financing; and (iii)
10,142,267 shares of our common stock that may be issued upon full conversion of the 200,000 shares of Series C Preferred Stock issued in the Equity Investment
Financing (which number of shares of common stock assumes the full conversion into shares of common stock of the shares of Series B Preferred Stock issuable upon such Series C Preferred Stock conversion).

     For the purposes of estimating the number of shares of our common stock to be registered for public resale pursuant to this prospectus upon conversion of the Series B Preferred Stock, we calculated 100% of the number of shares of our common stock issuable upon conversion of the Series B Preferred Stock. We have assumed the conversion of all outstanding shares of Series B Preferred Stock at a Base Liquidation Value of $1,187.69 (which represents the Base Liquidation
Value as of October 8, 2009 and our reasonable estimate of the maximum Base
Liquidation Value for such stock) and a conversion price of $32.

     For the purposes of estimating the number of shares of our common stock to be to be registered for public resale pursuant to this prospectus upon conversion of the Series C Preferred Stock, we calculated 100% of the number of shares of our common stock issuable upon conversion of the Series C Preferred
Stock. Series C Preferred Stock is convertible under certain circumstances into a number of shares of fully paid and non-assessable shares of both (x) Series B
Preferred Stock and (y) common stock. We have assumed the conversion of all outstanding shares of Series C Preferred Stock at a Base Liquidation Value of
$1,386.51 (which represents the Base Liquidation Value as of October 8, 2009 and
our reasonable estimate of the maximum Base Liquidation Value for such stock).

     Each selling stockholder has informed us that it is not a registered broker-dealer. In addition, each selling stockholder has informed us that it is not an affiliate of a registered broker-dealer.

     Shares listed under the heading "Number of Shares Being Offered" represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

     The information under the heading "Shares of Common Stock Beneficially
Owned After Offering" assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. Each selling stockholder may sell all, part or none of its shares.

     The information under the heading "Shares of Common Stock Beneficially
Owned Prior to Offering" is determined in accordance with the rules of the
Commission, and includes voting and investment power with respect to shares.
Shares of common stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from April 15, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

                                      -24-

                                 SHARES OF COMMON STOCK
                                      BENEFICIALLY                                   SHARES OF COMMON STOCK
                                     OWNED PRIOR TO           NUMBER OF SHARES       BENEFICIALLY OWNED AFTER
                                        OFFERING                BEING OFFERED                OFFERING
                                        --------                -------------                --------
                                 NUMBER       PERCENT (1)                            NUMBER            PERCENT
                                 ------       -----------                            ------            -------

Warburg Pincus Private          4,119,401        12.6%              13,393,618          0                  *
Equity VIII, L.P. (2)(3)

Catterton Partners (2)(4)        686,556          2.3%              2,234,874           0                  *

*    Less than 1%.

This table is based upon information supplied by the selling stockholders and information contained in Schedule 13D filings by Warburg Pincus.

(1)  Applicable percentage of ownership for each selling stockholder is based on
     29,213,120 shares of our common stock outstanding as of April 15, 2005, plus the number of shares of our common stock issuable to each such selling stockholder upon conversion of any shares of Series B Preferred Stock or
     Series C Preferred Stock held by it.

(2)  "Shares of Common Stock Beneficially Owned Prior to Offering" includes shares of our common stock purchased in the Equity Investment Financing, plus shares of our common stock issuable upon conversion of Series B
     Preferred Stock purchased in the Equity Investment Financing and which are covered by this prospectus, but exclude shares of our common stock issuable upon conversion of the Series C Preferred Stock purchased in the Equity
     Investment Financing. For purposes of determining the number of shares issuable upon conversion of the Series B Preferred Stock and the Series C
     Preferred Stock, we have assumed a liquidation value of $1,000 for each of the Series B Preferred Stock and Series C Preferred Stock and conversion prices of $32 per share and $30 per share for the Series B Preferred Stock and Series C Preferred Stock, respectively.

(3)  The holdings of Warburg Pincus Private Equity VIII, L.P. include the holdings of Warburg Pincus Netherlands Private Equity VIII I, C.V. and
     Warburg Pincus Germany Private Equity VIII, K.G. Warburg Pincus & Co. is
     the sole general partner of each of the funds which hold the Preferred
     Stock of record, and Warburg Pincus LLC manages each of such funds. The shares held by Warburg Pincus Private Equity VIII, L.P. are beneficially owned by Warburg Pincus Private Equity VIII, L.P., Warburg Pincus
     Netherlands Private Equity VIII I, C.V. and Warburg Pincus Germany Private
     Equity VIII, K.G. All of the shares beneficially owned by the foregoing may be deemed to be beneficially owned by Warburg Pincus Partners LLC and
     Warburg Pincus LLP, which are the general partner and manager, respectively, of each of Warburg Pincus Private Equity VIII, L.P., Warburg
     Pincus Netherlands Private Equity VIII I, C.V. and Warburg Pincus Germany
     Private Equity VIII, K.G. and may be deemed to be beneficially owned by
     Warburg Pincus & Co. which owns all of the equity of Warburg Pincus
     Partners LLC. The address for Warburg Pincus is 466 Lexington Avenue, New
     York, New York 10017.

(4)  The holdings of Catterton Partners include the holdings of Catterton
     Partners V, L.P., Catterton Partners V Offshore, L.P. and Catterton
     Coinvest I, L.L.C. Catterton Managing Partner V, L.L.C. is the general partner of Catterton Partners V, L.P. and Catterton Partners V Offshore,
     L.P. and, therefore, may be deemed to be the beneficial owner of the shares of Preferred Stock and Common Stock held by Catterton Partners V, L.P. and
     Catterton Partners V Offshore, L.P. CP5 Principals, L.L.C. is the Managing
     Member of Catterton Managing Partner V, L.L.C. and, therefore, may also be deemed to be the beneficial owner of the shares of Preferred Stock and
     Common Stock held by Catterton Partners V, L.P. and Catterton Partners V
     Offshore, L.P. Catterton Partners V Management Company, L.L.C. is the
     manager of Catterton Coinvest I, L.L.C. and, therefore, may be deemed to be the beneficial owner of the shares of Preferred Stock and Common Stock held by Catterton Coinvest I, L.L.C. The address for Catterton Partners is 599
     West Putnam Avenue, Suite 200, Greenwich, Connecticut 06830.

                                      -25-

                           DESCRIPTION OF COMMON STOCK

     The following description of our common stock does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our restated certificate of incorporation, as amended, and bylaws. Copies of our certificate of incorporation and bylaws are incorporated by reference and will be sent to stockholders upon request. See
"Where Can You Find More Information."

Authorized Common Stock

         We have authorized 50,000,000 shares of our common stock, par value
$0.01 per share. As of April 15, 2005, there were 29,213,120 shares of our common stock outstanding. We intend to seek an amendment to amend our Restated
Certificate of Incorporation to increase the number of shares of our authorized common stock to 150,000,000. As the amendment to our Restated Certificate of
Incorporation requires, in accordance with Delaware law, the approval by a majority of our stockholders who are present in person or by proxy at the stockholders' meeting (assuming that a quorum is present at such meeting), we intend to include a proposal in our Proxy Statement for our 2005 Annual Meeting of Stockholders relating to the amendment of the Restated Certificate of
Incorporation and recommend to our stockholders that they approve the proposal.

Voting Rights

     The holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors.
No holders of our common stock have any right to cumulative voting.

Dividend Rights

     Subject to any preferential rights of any outstanding series of preferred stock, created by our board of directors, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefore. We currently do not and do not intend to pay cash dividends on our common stock in the foreseeable future, and, at this time, are restricted from doing so under the terms of our credit facility and the indenture governing our senior subordinated notes.

Rights Upon Liquidation

     In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation value and other amounts owed to the holders of our preferred stock.

Preemptive Rights

     Holders of our common stock have no preemptive rights or rights to convert their shares of common stock into any other securities.

Other Rights

     There are no redemption or sinking fund provisions applicable to our common stock.

                                      -26-

                              PLAN OF DISTRIBUTION

     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     o   market transactions in accordance with the rules of the New York Stock
         Exchange or any other available markets or exchanges;

     o   ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o   block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o   an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately negotiated transactions;

     o   short sales entered into after the date of this prospectus;

     o   through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o   distributions to the partners and/or members of the selling stockholders;

     o   redemptions or repurchases of interests owned by partners and/or members of the selling stockholders;

     o   broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

     The selling stockholders may from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule
424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short

                                      -27-

positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be
"underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.
Selling stockholders who are "underwriters" within the meaning of Section 2(11)
of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

     In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.
In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities
Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the
Securities Act.

                                      -28-

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the
Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024,
Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically.
The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

     Our common stock is traded on the New York Stock Exchange under the symbol
"JAH." Materials filed by the New York Stock Exchange us can be inspected at the
New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     With respect to our common stock, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

     You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than our common stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                     EXPERTS

     The consolidated financial statements of Jarden Corporation and subsidiaries (the "Company"), appearing in the Company's Annual Report on Form
10-K for the year ended December 31, 2004 (including the schedule appearing therein), and Jarden Corporation's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein (which did not include an evaluation of the internal control over financial reporting of Bicycle Holding, Inc., including its wholly owned subsidiary United States Playing Card Company (collectively "USPC"), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of USPC from the scope of management's assessment and such firm's audit of internal control over financial reporting, included therein and incorporated herein by reference. Such consolidated financial statements and management's assessment shall have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Bicycle Holding, Inc. and subsidiaries as of and for the year ended September 28, 2003 incorporated in this prospectus by reference from Jarden Corporation's Current Report on Form
8-K/A dated August 6, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of Bicycle Holding, Inc.), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                      -29-

     The consolidated financial statements of American Household, Inc. and subsidiaries as of December 31, 2004 and 2003 and for the years ended December
31, 2004, 2003 and 2002 incorporated in this prospectus by reference from Jarden
Corporation's Current Report on Form 8-K/A dated March 24, 2005 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the fresh start reporting described in Note 10, the change in accounting for goodwill and other intangible assets in 2002 described in Notes 2 and 4 and the sale of American Household, Inc. described in Note 1), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York. Any underwriters will be advised of the other issues relating to any offering by their own legal counsel.

                                      -30-

--------------------------------------------------------------------------------

                                   PROSPECTUS

                               JARDEN CORPORATION

                       15,628,492 SHARES OF COMMON STOCK,
                            PAR VALUE $0.01 PER SHARE

                            ------------------------

                              ___________ __, 2005

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL
ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN
JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS
PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by us in connection with the distribution of the common stock, par value $0.01 per share, of Jarden Corporation (the
"Registrant") being registered are as set forth in the following table:

     Registration Fee - Securities and Exchange Commission       $ 80,054
     *Legal Fees and Expenses                                     200,000
     *Accounting Fees and Expenses                                 50,000
     *Printing Fees and Expenses                                   20,000
     *Blue Sky Fees                                                    --
     *Miscellaneous                                                25,000
                                                                ---------
     *Total                                                     $ 375,054
                                                                =========

     *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation or other enterprise, against expenses, costs or fees (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (a) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all the claims, issues or matters in such proceeding, such person may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, such person shall be indemnified against expenses (including attorneys' fees)
actually and reasonably incurred by such person in connection therewith.

     Section B of Article VII of the Registrant's Restated Certificate of
Incorporation, as amended, provides the following:

     1.  The Registrant shall indemnify each person who is or was a director, officer or employee of the Registrant, or of any other corporation, partnership, joint venture, trust or other enterprise which he is serving or served in any capacity at the request of the Registrant, against any and all liability and reasonable expense that may be incurred by such person in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the Registrant or such other corporation, partnership, joint venture, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which such person may become involved, as a party or otherwise, by reason of such person's being or having been a director, officer or employee of the Registrant or of such other corporation, partnership, joint venture, trust or other enterprise or by reason of any past or future action taken or not taken in such person's capacity as such director, officer or employee, whether or not such person continues to be

                                      II-1

         such at the time such liability or expense is incurred, provided that a determination is made by the Registrant in accordance with Delaware law that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant or at least not opposed to the best interests of such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had reasonable cause to believe such person's conduct was lawful or no reasonable cause to believe that such person's conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in the previous sentence. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Registrant or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which such person was not legally entitled; (b) as to amounts paid or payable to the Registrant for an accounting of profits in fact made from the purchase or sale of securities of the Registrant within the meaning of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Delaware or of the United States of America
         whether as a matter of public policy or pursuant to statutory provisions.

     2.  Any such director, officer or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described herein shall be entitled to indemnification as of right, except to the extent such person has otherwise been indemnified. Except as provided in the preceding sentence, any indemnification hereunder shall be granted by the
         Registrant, but only if (a) the Board of Directors of the Registrant, acting by a quorum consisting of directors who are not partners to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer or employee has met the applicable standards of conduct set forth in paragraph 1 above; or (b) outside legal counsel engaged by the Registrant (who may be regular counsel of the Registrant) shall deliver to the Registrant its written opinion that such director, officer or employee has met such applicable standards of conduct; or (c) a court of competent jurisdiction has determined that such director, officer or employee has met such standards, in an action brought either by the Registrant, or by the director, officer or employee seeking indemnification, applying de novo such applicable standards of conduct. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the applicable standards of conduct set forth in paragraph 1 above.

     3.  As used in Section B of Article VII, the term "liability" means amounts paid in settlement or in satisfaction of judgments of fines or penalties, and the term "expense" includes, but is not limited to, attorneys' fees and disbursements, incurred in connection with the claim, action, suit or proceeding. The Registrant may advance expenses to, or where appropriate may at its option and expense undertake the defense of, any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that the person is not entitled to indemnification under this Section B of Article VII.

     4.  The provisions of Section B of Article VII are applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption thereof. If several claims, issues or matters of action are involved, any such director, officer or employee may be entitled to indemnification as to some matters even though he is not so entitled as to others. The rights of indemnification provided thereunder are in addition to any rights to which any director, officer or employee concerned may otherwise be entitled by contract or as a matter of law, and inure to the benefit of the heirs, executors and administrators of any such director, officer or employee. Any repeal or modification of the provisions of Section B of Article VII by the stockholders of the Registrant will not adversely affect any rights to indemnification and advancement of expenses existing pursuant to such
         Section with respect to any acts or omissions occurring prior to such repeal or modification.

                                      II-2

     The Registrant's directors and officers are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

Exhibit        Description
-------        -----------

3.1            Restated Certificate of Incorporation of Jarden Corporation
               (filed as Exhibit 3.1 to Jarden's Annual Report on Form 10-K, filed with the Commission on March 27, 2002, and incorporated herein by reference).

3.2            Certificate of Amendment of Restated Certificate of Incorporation
               of Jarden Corporation (filed as Exhibit 3.2 to Jarden's Current
               Report on Form 8-K, filed with the Commission on June 4, 2002, and incorporated herein by reference).

3.3            Certificate of Designations, Preferences and Rights of Series B
               Convertible Participating Preferred Stock and the Certificate of
               Correction thereto (Filed as Exhibit 3.1 to Jarden's Current
               Report on Form 8-K, filed with the Commission on January 27,
               2005, and incorporated herein by reference).

3.4            Certificate of Designations, Preferences and Rights of Series C
               Mandatory Convertible Participating Preferred Stock and the
               Certificate of Correction thereto (Filed as Exhibit 3.2 to
               Jarden's Current Report on Form 8-K, filed with the Commission on
               January 27, 2005, and incorporated herein by reference).

3.5            Bylaws of Jarden Corporation (filed as Exhibit C to Jarden's
               Definitive Proxy Statement, filed with the Commission on November
               26, 2001, and incorporated herein by reference).

5.1            Opinion of Kane Kessler, P.C. (2)

23.1           Consent of Independent Registered Public Accounting Firm. (2)

23.2           Consent of Independent Auditors. (2)

23.3           Consent of Independent Auditors. (2)

23.4           Consent of Kane Kessler, P.C. (Included in Exhibit 5.1). (2)

24.1           Power of Attorney (included on the signature page of the
               Registration Statement hereto). (1)

(1)  Previously filed as an exhibit to the Company's Registration Statement on
     Form S-3 (Registration No. 333-123218) as filed with the Securities and
     Exchange Commission on March 9, 2005.

(2)  Filed herewith.

(b)  Financial Statement Schedules:

     None.

                                      II-3

ITEM 17. UNDERTAKINGS

1.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)   To include any prospectus required by Section 10(a)(3) of the
               Securities Act;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
               information set forth in the registration statement.
               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
               statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the
         Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities
         Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the
     Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the
     Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
     Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-4

4.   The undersigned Registrant further undertakes that (a) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the
     Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the
     Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-5

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on April 22, 2005.

                                     JARDEN CORPORATION

                                     By: /s/ Ian G.H. Ashken
                                         -------------------------------------
                                         Name:  Ian G.H. Ashken
                                         Title: Vice Chairman, Chief Financial
                                                Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 22, 2005:

           Name                                    Title
           ----                                  -----

                                       Chairman and Chief Executive Officer
/s/  Martin E. Franklin                (Principal Executive Officer)
----------------------------------
Martin E. Franklin

                                       Vice Chairman, Chief Financial Officer
                                       and Secretary (Principal Financial
/s/ Ian G.H. Ashken                    Officer and Principal Accounting Officer)
----------------------------------
Ian G. H. Ashken

*                                      Director
----------------------------------
Rene-Pierre Azria

*                                      Director
----------------------------------
Douglas W. Huemme

*                                      Director
----------------------------------
Charles R. Kaye

*                                      Director
----------------------------------
Richard L. Molen

*                                      Director
----------------------------------
Irwin Simon

*                                      Director
----------------------------------
Robert L. Wood

*By:  /s/ Ian G.H. Ashken
      --------------------------
      Ian G. H. Ashken
      (Attorney-In-Fact)

                                  EXHIBIT INDEX

Exhibit        Description
-------        -----------

3.1            Restated Certificate of Incorporation of Jarden Corporation
               (filed as Exhibit 3.1 to Jarden's Annual Report on Form 10-K, filed with the Commission on March 27, 2002, and incorporated herein by reference).

3.2            Certificate of Amendment of Restated Certificate of Incorporation
               of Jarden Corporation (filed as Exhibit 3.2 to Jarden's Current
               Report on Form 8-K, filed with the Commission on June 4, 2002, and incorporated herein by reference).

3.3            Certificate of Designations, Preferences and Rights of Series B
               Convertible Participating Preferred Stock and the Certificate of
               Correction thereto (Filed as Exhibit 3.1 to Jarden's Current
               Report on Form 8-K, filed with the Commission on January 27,
               2005, and incorporated herein by reference).

3.4            Certificate of Designations, Preferences and Rights of Series C
               Mandatory Convertible Participating Preferred Stock and the
               Certificate of Correction thereto (Filed as Exhibit 3.2 to
               Jarden's Current Report on Form 8-K, filed with the Commission on
               January 27, 2005 and incorporated herein by reference).

3.5            Bylaws of Jarden Corporation (filed as Exhibit C to Jarden's
               Definitive Proxy Statement, filed with the Commission on November
               26, 2001, and incorporated herein by reference).

5.1            Opinion of Kane Kessler, P.C. (2)

23.1           Consent of Independent Registered Public Accounting Firm. (2)

23.2           Consent of Independent Auditors. (2)

23.3           Consent of Independent Auditors. (2)

23.4           Consent of Kane Kessler, P.C. (Included in Exhibit 5.1). (2)

24.1           Power of Attorney (included on the signature page of the
               Registration Statement hereto). (1)

(1)  Previously filed as an exhibit to the Company's Registration Statement on
     Form S-3 (Registration No. 333-123218) as filed with the Securities and
     Exchange Commission on March 9, 2005.

(2)  Filed herewith.